FIRST AMENDMENT TO THE
                       CCC INFORMATION SERVICES GROUP INC.
                                STOCK OPTION PLAN

     WHEREAS, the Board of Directors (the "Board") of CCC Information Services Group Inc. (the "Company") previously adopted the CCC Information Services Group Inc. Stock Option Plan (the "Plan"); and

     WHEREAS, the Board desires to further amend the Plan to modify the provisions thereof describing permitted transfers of option awards under the Plan; and

     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 1, 2003;

     1. Section 11 of the Plan is hereby amended by the addition of the following sentence thereto:

          "Notwithstanding the foregoing, under such rules and procedures as the Committee may establish, a Grantee may transfer an Option, by a gift or a domestic relations order only, to any of such Grantee's family members, provided that (i) the Award Agreement with respect to such Options expressly so permits or is amended to so permit, (ii) the
          Grantee  does  not  receive  any  consideration for such transfer, and
          (iii) the Grantee provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. For purposes of this Section 11, a Grantee's "family members" include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests."